Exhibit 99.1

Media Contact: Jennifer Strasburg Weber Shandwick 415.449.0125 jstrasburg@webershandwick.com	Investor Contact: Susie Phillips Peet’s Coffee & Tea, Inc. 510.594.2196 investorrelations@peets.com

Peet's Coffee & Tea, Inc. Announces Update Regarding Stock Option Grants

EMERYVILLE, Calif. - November 22, 2006 - Peet’s Coffee & Tea, Inc. (NASDAQ: PEET) today announced that it will request a hearing before the NASDAQ Listing Qualifications Panel in response to the receipt of a NASDAQ Staff Determination letter indicating that the Company is not in compliance with the filing requirements for continued listing as set forth in Marketplace Rule 4310(c)(14).  As anticipated, the letter was issued in accordance with NASDAQ procedures due to the Company’s failure to file its Form 10-Q for the quarter ended October 1, 2006.  Pending a decision by the Panel, the Company’s shares will remain listed on The NASDAQ Global Select Market.

As previously announced by the Company on November 7, 2006, an Option Review Committee consisting of two independent members of its Board of Directors is conducting a voluntary review of the Company's stock option practices from 1996 through the current fiscal year. As a result of the ongoing review, the Company has been unable to file its Quarterly Report on Form 10-Q for the quarter ended October 1, 2006.

ABOUT PEET’S COFFEE & TEA, INC.

Founded in Berkeley, Calif., in 1966, Peet’s Coffee & Tea, Inc. is a specialty coffee roaster and marketer of fresh, deep-roasted whole bean coffee for home and office enjoyment. Peet’s fresh-roasted coffee, hand-selected tea and related items are sold in several distribution channels including grocery, home delivery, office and food service accounts and company-owned stores throughout the United States. For information about Peet’s Coffee & Tea, Inc., visit www.peets.com or call 1-800-999-2132. Peet’s Coffee & Tea, Inc. shares are traded under the symbol PEET.